EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 27, 2023, with respect to the consolidated financial statements and the related financial statement schedule included in the Annual Report of Perma-Pipe International Holdings, Inc. and subsidiaries on Form 10-K for the year ended January 31, 2023.  We consent to the incorporation by reference of said report in the Registration Statements of  Perma-Pipe International Holdings, Inc. on Forms S-3 (File No. 333-264913, effective May 20, 2022; and File No. 333-230895, effective May 14, 2019) and on Forms S-8 (File No. 333-130517, effective December 20, 2005; File No. 333-182144, effective June 15, 2012; File No. 333-186055, effective January 16, 2013; File No. 333-190241, effective July 30, 2013; File No. 333-224642, effective May 3, 2018; and File No. 333-256981, effective June 10, 2021).

/s/ GRANT THORNTON LLP

Houston, Texas

April 27, 2023